UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


Quarterly Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Earliest Reported Event:  August 22, 1997

Commission File Number     0-9519

                   Regent Technologies, Inc.
(Exact name of registrant as specified in its charter.)

            Texas                     84-0807913
(State or other jurisdiction of    (I.R.S. Employer
incorporation or organization)     Identification No.)

350 N. ST. PAUL, SUITE 2410, DALLAS, TEXAS      75201
 (Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code:
(214) 880 0702

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Item 5.  Other Items

    	Effective August 22, 1997, the Registrant acquired ConnecTen, L.L.C. ("ConnecTen") as a wholly owned subsidiary. Regent acquired ConnecTen for 100,000 shares of newly issued "restricted" common stock of the Company, which amount paid is less than ten percent (10%) of Regent' consolidated total
assets.   Also, the total of Regent and all its subsidiaries' equity in the net book value of the assets acquired through ConnecTen does not exceed ten percent (10%) of Regent's consolidated total assets.

     The focus of ConnecTen has been to provide a wide range of Internet services for corporate customers including high-speed access, web hosting, server co-location and web page development. As part of the scope of the services provided to a corporate account, ConnecTen optimizes a customer's Internet needs at the least cost available. The resources which Regent has should allow ConnecTen to offer a greater level of services to its commercial users than in the past.

     Mr. Goldstein, the former owner of ConnecTen, will be employed by Regent as head of its Integration Services Division. This division's services will include the design, implementation and support of local and wide area networks. This includes Windows NT Servers, Unix Servers, remote access, firewalls, routers, switches and integrating the desktop environment.

     On August 25, 1997, Regent expanded its operations with the opening of a telecommunications and Internet center located in downtown Dallas. The center is currently "on-net" with fiber installed from MFS, TCG and Southwestern Bell. The center will house the highest quality equipment available to allow the Company's Internet services to expand from dialup to leased line access packages and web content hosting services. The leased line access packages will be supported by redundant DS3 Internet connections and will support tiered and burstable T1 and T3 services in ranges of 4Mbps, 10Mbps and 45 Mbps access speeds.

     In addition, Regent will have the equipment and technology necessary to deploy the Digital Subscriber Line of products such as ADSL, HDSL and IDSL. The new XDSL services are providing an economic solution for the demand for increased bandwidth. ConnecTen will be in charge of the operations of the center and will begin co-locating web servers for existing customers in the center.

     On September 1, 1997, Regent initiated a direct marketing plan to sell and
service its Internet and telecommunications products.   Regent TEL1 Communica-
tions, Inc., ("TEL1") a Dallas based Internet and telecommunications company and wholly owned subsidiary of Regent, is specializing in Internet access services and is now introducing the sale of perepaid long distance telephone cards, both under a new markeing plan. The direct marketing system was chosen because it is a cost effective strategy that maintains direct contact with the customers.

     The products and services to be offered under TEL1's direct marketing programs include residential long distance, commercial long distance, 800 service, international service, prepaid phone services, Internet dialup service and Internet dedicated access service. Regent Internet access services are marketed under the name "tel1.net."

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